Exhibit 99.1

Second Quarter Reports

Kansas Grid Performance

Grid performance for U.S. Premium Beef, LLC (USPB) cattle delivered to Kansas plants during the second quarter (Q2) of fiscal year 2025 is summarized in Table 1.

For the sixth consecutive quarter, the Kansas cash cattle market set a new record. Figure 1 shows the quarterly average cash cattle price used on the USPB Base grid.

Carcass weights of USPB cattle were 29 pounds heavier than a year ago, and the second highest in company history during Q2. Placement weight coming into the feedyard was 21 pounds heavier than last year and days on feed was record high, tied with a year ago. Yield, or dressing percentage, improved from Q2 last year, as did the yield benefit per head.

Figure 2 shows the “In Weight*Days on Feed/100 index.” Higher indexes indicate more days on feed in relation to placement weights. The index was record high for USPB cattle in Q2. Record prices combined with affordable grain is incentive to feed cattle longer. This trend resulted in a record high apparent total feedyard gain of 648 pounds added from placement weight to out weight for USPB cattle harvested during Q2. Apparent average daily gain improved slightly compared to a year ago.

Prime percentage of USPB carcasses was the second highest in company history. USDA reported a record high Prime percentage of 12.42% for the industry during Q2. The USPB Choice and Prime percentage was the seventh highest. USDA reported an industry average of 84.44%, which was the third highest on record. Quality grade premium per head ranked in the top 13%.

Yield grade 4 and 5 percentage is usually the lowest, seasonally, during Q2. This year, the percentage of yield grade 4 and 5 carcasses was higher than a year ago, rising to the fourth highest quarterly average in company history.

The average total premium was the fifth highest in company history at $96.86 per head. The top 25% averaged $153.08 per head more than selling on the Kansas live market. “Other Premium” is now listed. This includes the EID tag payment and the Genetic Merit Score premium.

Liver condemnation percentage was record high. This is likely related to the added days on feed and some influence from beef-on-dairy cross cattle in the mix, which are known for higher levels of liver condemnation.

USPB Quarterly Newsletter | August 2025	1

USPB Grid Performance for Cattle Harvested in Kansas

* = record high/large

Table 1	FY25, Q2 (this Qtr)	FY25, Q1 (last Qtr)	FY24, Q2 (year ago)	FY25, Q3 as of Aug. 9
USDA-KS cash $/cwt.	$218.21*	$200.99	$185.00	$230.26
CH/SE spread, $/cwt.	$15.23	$17.34	$8.82	$15.74
Prime/Choice spread, $/cwt	$14.23	$32.00	$13.26	$17.92
CAB spread, $/cwt.	$3.62	$7.01	$3.23	$5.75
YG 4&5 Threshold, %	15.00	15.00	15.00	15.00
% steers	44.37	44.36	49.79	46.47
% black hided	77.82	78.24	75.25	76.41
Apparent Avg Daily Gain	3.34	3.59	3.25	3.43
Placement weight	755	790*	734	760
Days fed	194*	179	194*	188
Live weight	1,403	1,432*	1,365	1,405
Carcass weight	905	924*	876	906
Yield, %	64.46	64.53	64.16	64.51
Prime, %	8.74	7.87	7.81	8.32
Choice & Prime, %	88.88	90.49	86.63	87.60
CAB, %	30.17	28.91	27.12	28.61
CHBP, %	0.65	0.64	0.72	0.57
Yield Grade 1&2, %	38.08	34.44	39.85	38.62
Yield Grade 3, %	42.61	44.29	43.09	42.55
Yield Grade 4&5, %	19.24	21.27	17.06	18.83
Average backfat, inches	0.63	0.65	0.60	0.65
Actual–Required REA, sq.in.	0.44	0.36	0.40	0.53
Heavyweight, 1101/up, %	4.41	6.33*	2.07	3.96
Total Condemned liver, %	25.31*	22.81	23.93	26.74
Open Abscessed liver, %	5.16	4.42	4.55	5.64
QG premium/head	$41.62	$67.96	$24.47	$47.04
Yield benefit/head	$56.83	$57.37*	$33.55	$61.59
Yield Grade discount/head	-$4.37	-$6.96	-$1.39	-$3.76
Outweight discount/head	-$4.73	-$6.75	-$4.30	-$4.06
Steer premium/head	$6.75	$6.54	$6.86*	$6.73
Subtotal premium/head	**$96.10**	**$118.16**	**$59.19**	**$107.54**
Other premium/head	$0.36	$0.21	NA	$0.32
Natural premium/head	$0.40	$0.40	$1.73	$0.13
Total premium/head	**$96.86**	**$118.77***	**$60.92**	**$107.99**
Top 25% premium/head	$153.08	$186.46	$119.55	$164.45

USPB Quarterly Newsletter | August 2025	2

USPB Quarterly Newsletter | August 2025	3

Iowa Grid Performance

Grid performance for USPB cattle delivered to the Tama, Iowa, plant is summarized in Table 2.

While cattle performance can be compared, premiums on the Iowa grid cannot be compared directly to those from the Kansas grid. Only black-hided cattle are harvested at the Tama plant. The Iowa grid compares back to a dressed delivered price in Iowa/Minnesota instead of a live price at the feedyard on the Kansas grid.

Therefore, the Iowa grid does not have a “yield benefit.” Instead, the benefit of the $1 per cwt “formula allowance” added to the USDA dressed delivered price is listed. There are also other differences in the structure of the two grids.

Like Kansas, the fed cattle market and base carcass price on the Iowa grid were record high.

Live and carcass weights of USPB cattle on the Iowa grid increased compared to a year ago. However, the difference was less than on the Kansas grid. Yield, or dressing percentage, of Iowa grid cattle was record high.

Prime percentage of Iowa grid carcasses was the third highest during the 5.5 years the grid has been offered. The USPB percentage of Certified Angus Beef (CAB) carcasses within the Choice grade was the second highest. However, the CAB plant average threshold was record high. In total, quality grade premium per head was down from the previous quarter as it typically does due to lower Prime premiums in Q2. Compared to a year ago, quality grade premium has increased.

Yield Grade 4 and 5 percentage of Iowa grid USPB carcasses was the second highest on record. This drove the yield grade per head value to be the second largest discount.

Total premium per head was down from the previous quarter due to lower quality grade premiums in the marketplace, but exceeded $5 per head more than a year ago. Note that quality grade premium per head makes up the majority of the overall, total premium per head on the Iowa grid.

During Q2, base carcass price on the Iowa grid has been strong compared to the Kansas grid. In recent years, the Corn Belt fed cattle market had a large advantage during quarters two and three. This creates the opportunity to ship cattle farther to the Tama plant to market cattle on a stronger overall grid.

Effective for cattle delivered July 28, 2025, several improvements went into effect for the Iowa grid.

Please call 866-877-2525 if you have questions or if you have interest in delivering black-hided cattle on the USPB grid at the Tama plant.

USPB Quarterly Newsletter | August 2025	4

USPB Quarterly Newsletter | August 2025	5

Second Quarter Financial Results

USPB has closed its books for the second quarter of fiscal year 2025 and has filed the results with the Securities and Exchange Commission. For the quarter, which ended June 28, 2025, USPB recorded net loss of $4.7 million compared to net income of $5.3 million in the same period in the prior year, a decrease of approximately $10.0 million.

Year-to-date, USPB recorded a net loss of $15.3 million compared to net income of $4.6 million in the same period in the prior year, a decrease of approximately $19.9 million. The year-over-year decrease was the result of a net loss at National Beef.

For the second quarter, National Beef recorded a net loss of $34.1 million, a decrease of $66.8 million compared to the same period a year ago. Through the end of June, National Beef realized a net loss of $101.2 million, a decrease of $130.4 million from the prior year. Lower per unit beef processing margin was the key driver of the decrease in the 2025 period as compared to the 2024 period.

During the first half of 2025, the average gross premiums for cattle delivered to National Beef was $105.52 per head, with the top 25% and 50% receiving premiums of $171.43 and $145.98, respectively.

USPB’s unique advantage continues to be the superior quality cattle delivered by our producers, which enables National Beef to generate more value from the cattle we deliver and provides more opportunities in the consumer marketplace.

A Fabrication Floor for the Future

National Beef completes Liberal, Kansas, fabrication floor project.

In a major beef processing facility, the function and efficiency of further carcass fabrication oftentimes dictates the level of success of the plant. The fabrication area, commonly referred to as the “fab floor,” is the heartbeat of the facility. In the simplest of terms, the fab floor takes chilled carcasses, and breaks them down into smaller pieces, based on customer desires and specifications.

In early 2020, COVID-19 had spun the world into crisis. Individuals and businesses were shutting down and quarantining, and many consumer goods were in very short supply, or simply unattainable. At this same time, the leadership team at the Liberal, Kansas, plant was asking for a significant capital expenditure that would result in a new fab floor.

The Liberal team was working on a congested, dated fab floor. It had been a logistical headache for years, trying to operate a plant built in 1969. So, the executive team came to the National Beef Board of Directors with a proposal: completely expand, modernize and essentially, create a new fab floor. By converting three smaller floors to one big, modernized floor, the project would achieve significant updates and efficiencies.

It all made a lot of sense. The National Beef Board of Directors quickly gave direction to proceed.

The project, which officially kicked off in late 2020, was slated to be completed within three years. It would require five million pounds of structural steel, 46,000 feet of electrical cable and a whole lot of dedication. Add in about 700 loads of cement, and it adds up to the largest plant project ever pursued.

Despite skyrocketing prices of construction materials and lead times, the fab floor project marched forward. In 2021, the team broke ground on the new complex.

USPB Quarterly Newsletter | August 2025	6

In 2021, a new engine room was completed, with compressors necessary for cooling the new fab floor. Old dock doors were pulled out of service and replaced in preparation for the new fab floor.

In January 2022, the first of 125 truckloads of structural steel were delivered for the building itself, which was constructed from south to north.

Next came conveyor equipment, rotary machines for pack-off, refrigeration equipment and other major components. State-of-the-art robotics included an automated loin-break robot.

“We’re exploring all kinds of equipment to make everything on the fab floor safer and more efficient,” said Caleb Tschetter, then Director of Beef Plant Engineering.

Liberal General Manager Sergio Banuelos hosted meetings with all levels of the management team to review plant drawings, equipment and design of the new fab floor.

Planned upgrades included many automated saws, adding a new level of employee safety. Meetings were held with plant employees to review the new system’s plan drawings, equipment and design.

That strategy was especially pivotal due to global supply chain issues caused by the pandemic. Equipment orders that used to take 4-6 weeks took between 16-20 weeks. Costs were rising. Yet, the project was on track to finish in its originally anticipated timeline.

Capital Improvements

After almost 50 years, the Liberal fab floor project was long overdue for an update. The carefully planned redesign ensured the facility is scalable and supports safe, efficient work for the next 50 years.

The project was designed to increase efficiency, improve employee safety and satisfaction and meet regulatory compliance.

Enhancements for the project included a new engine room, a reconfigured refrigeration system and a new hot water tank. The new engine room now contains five 800-horsepower compressors and one 900-horsepower compressor.

These replaced 16 smaller compressors, some of which had operated for 38 years. These changes immediately made a significant difference in electricity savings.

Once space was available in the old engine rooms, the team began shifting and reformatting the facility’s refrigeration system — parts of which had been in place since 1969.

The refrigeration system renewal consolidated much of the facility’s refrigeration load. Working around normal operations, many preparations and reconfigurations happened on weekends.

New boilers were installed. An existing steam-powered hot water tank was replaced with a new, larger tank situated adjacent to the hot water building. This allows the facility to produce about half the hot water it requires with direct-fired natural gas water heaters.

Any working fab floor is a complex, intricate operation. The first floor of the new fab building involves the trim area, where trim, loose meats and muscle products are sorted based on order profiles and lean percentages. Trim from the second level is gravity fed to this area. The trim equipment also includes cutting-edge foreign object detection systems, which should lessen the risk of food and employee safety hazards.

USPB Quarterly Newsletter | August 2025	7

The packaging area is located on the second floor directly west of the main fabrication boning tables. A wall separates the packaging and fab areas, with wall cutouts to allow conveying of bagged product from the fab into the packaging room.

It’s a concept that seems simple, but is actually quite novel. By separating the two, sensitive packaging equipment is not exposed to the high heat, humidity and water pressure of the heavy washdown night after night. The goal was improved uptime and overall survivability of the packaging equipment.

New packaging equipment includes next-generation Cryovac rotary packaging machines along with upgraded shrink, chill and air blow-off cabinets. New infeed pacing conveyors complete this area.

After product is sealed, it goes to boxing stations that are fed with a new-style empty box distribution system. This system continuously feeds up to four different box sizes and/or styles to each packaging station, eliminating the need to pile up empty boxes throughout the area.

The new empty box delivery system will deliver the correct box, thus mitigating the twisting and searching people have to do to pair different boxes with different cuts of meat. One company engineer compared this system to grabbing a soft drink out of the cooler at a convenience store, and the next drink slides down into its place.

Stairs were replaced with ramps. While the ramps are a bit longer than the stairs in total distance, the experience is an improvement, and not as taxing as the stairs. The incline on the ramps are ADA-grade, meaning a wheelchair can be pushed up and down if necessary.

All project construction and equipment installation were planned to not interfere with normal plant operations. The brand-new standalone build was designed to commission the project without having to decommission the existing fab floor operations. The project as a whole was designed to have a minimal impact on the facility’s throughput.

This project has been the largest capital investment in company history. Initial planning for this new state-of-the-art, industry-leading fab floor started in 2017. Inspiration for this project included visits to processing facilities outside the USA, and also new pork plants, taking note of particularly inventive or forward-thinking design features.

Group Effort

Many design features came from the people working the floor. Employees were asked what they did and didn’t like about their workstations. It was crucial they were comfortable with their working conditions. Many times over, management heard the need to spread things out.

Asking hourly employees their opinion on such matters helped make the project even better. Identified aspects to be considered in the project involved worker safety, floor layout and efficiency, designing for growth of niche, smaller-scale products, and flexibility for future growth and expansion.

The pandemic especially slowed construction. Due to delays, management took even more time to make some refinements and improvements, like designing the packaging area. In some ways, the fab floor design began with the packaging area. Packaging is labor-intensive and traditionally, the space is tight.

A section of the boning table was converted into a “demo” table for training and familiarization with the new design. With everything designed in the name of comfort and safety, it gave employees a better understanding and layout of the newly designed area.

USPB Quarterly Newsletter | August 2025	8

In May 2024, the first brisket hit one of the new boning tables. The first carcass was hung on the chain in August 2024. And in October 2024, the team had completed its first full run in preparation to shift operations entirely to the new fab floor by February 2025.

Due to the sheer size, scale and complexity of National Beef’s operations in Liberal, that shift wasn’t immediate, or without its challenges. For months, the maintenance teams essentially set up two separate fab floors every single day — the old and the new — while the new one was still in the testing phase.

“It was a challenge, setting up over twice as much equipment as normal with three-eighths of a mile in between floors,” said Josh Purdy, Maintenance Manager. “Everything on the new side flowed very well on paper, but in actuality needed some adjustments to be in true working order. It took some time to get the old assets shut off and the new assets on, and we’re still working to get our inspection and maintenance schedule just right for the new equipment. But we have more space to work than we did before, and everything is much more comfortable.”

“That was one of the biggest obstacles to overcome on this project,” agreed Joaquin Urias, Capital Projects Manager. “We still had to run the old facility. We had to tie this new building into an old system for months to keep National Beef running. We couldn’t just shut down production at any point. It was an undertaking, but I’m so proud of how we handled it as a group.”

“We created a lot of difficulty for them,” said Banuelos. “They had to keep cattle scheduled on an ever-changing production schedule and volume. They had to adjust every week, sometimes every day, and they handled it like pros.”

The fab floor team is finally seeing the payoff from the biggest project in National Beef history.

“The first time our employees got to see their new workstations, we had their names taped to the places where they’d be working,” said Banuelos. “It made them so happy to see their names. I hope they really feel like a part of this — from their input on the design to their feedback on the new complex, this is all for them and because of them.”

The total cost of the project increased along with parts and labor costs, and the expanded scope of the project also necessitated a new edible rendering facility and engine room to support the new fab floor, a new combo storage room to make room for the production shift, and increased efficiency in the hot box refrigeration room.

Today, just months after launch, the new fabrication complex is already transforming lives — making jobs safe, more efficient, and more comfortable. Any adjustments left to be made are more auxiliary — the team is still finishing up the parking lot, getting water temperatures just right, refining the lighting in both work and break areas, and finishing conference and training areas.

“Knowing we were able to give our people a state-of-the-art facility that allows them to work in a safer, more comfortable environment means so much to me,” said James Jacobs, Assistant General Manager.

“We built for things we don’t even know about yet,” Tschetter added. “We’re not even sure when or if these things are going to exist, but we’re ready for them. We have room to trial new equipment and to produce products that may not even be on the market yet.”

USPB Quarterly Newsletter | August 2025	9

“This wasn’t just a project — it was a promise,” said Banuelos. “A promise to our employees that we value them. A promise to our industry that excellence is possible. A promise to our future that we are just getting started.”

And that promise is already paying dividends — in pride, in safety, in performance and in possibility. Because what National Beef built in Liberal, Kansas, will continue to support the company’s growth as a beef processor, employer, and staple of the Liberal community for decades into the future. It isn’t just the most advanced fabrication floor in the world. It’s a legacy.

Lyons Receives National Golden Spur Award

USPB Qualified Seedstock Supplier Jan Lyons, of the Lyons Angus Ranch in Manhattan, Kansas, is the recipient of the 47th National Golden Spur Award. Lyons will receive the award at a banquet in Lubbock, Texas, on October 4. Lyons, and her husband, Frank, own Lyons Angus Ranch, located in the Kansas Flint Hills.

The National Golden Spur Award honors individuals who have achieved outstanding success in the livestock and ranching industries. Since its founding in 1978, the award has recognized legendary figures whose unwavering commitment to land and livestock has earned them deep respect within the industry. It also highlights the broader contributions of ranching and livestock to society through science, technology, stewardship and service.

Delivery Rights Leasing Options

As demand for delivery rights remains high, now is an opportune time to add your delivery rights to the U.S. Premium Beef lease list. Many unitholders who lease out their USPB Class A delivery rights every year have elected to participate in the company’s multi-year list.

When on this list, delivery rights automatically go on the list beginning each delivery year with no further action required by the unitholder. This election will remain until the unitholder formally requests they be removed from the list. This provides convenience, eliminating the need for submitting paperwork annually.

If it has been your practice to have USPB lease your delivery rights every year, please call to have your name added to the multi-year list.

USPB Young Producer Council Visits Dodge City

Since 2016, USPB has held Young Producer Council (YPC) meetings to help young men and women gain a better understanding of company history and operations. Nominated participants in their 20s and 30s come from operations that rely on USPB to market finished cattle. Many represent businesses that have been affiliated with USPB for many years.

In August, the seventh YPC class met in Dodge City, Kansas, for a tour of National Beef’s plant and fabrication facility. USPB management and a representative of National Beef’s procurement team provided insightful information to the class. USPB Board Chairman Mark Gardiner of Gardiner Angus Ranch in Ashland, Kansas, and board member Dr. Randall Spare of the Ashland Veterinary Center also spoke to the group.

In November, the group will travel to Kansas City to tour the Kansas City Steak Company and National Beef Leathers in St. Joseph, Missouri, and participate in discussions with USPB and National Beef management.

USPB Quarterly Newsletter | August 2025	10

Nominate individuals for a future class by forwarding the candidate’s information to uspb@uspb.com, or call Tracy Thomas or Brian Bertelsen at 866-877-2525.

Photo cutline:

Back row, left to right: Dean Klahr, Clawson Ranch Partnership, Meade, KS; Nathan Stevenson, Knox Farms, Brewster, KS; Clinton Little, Brewer Land & Cattle Co., Crockett, TX; Taylor Hughes, Pratt Feeders, Pratt, KS; Ethan Bellar, Bellar Farms, Howard, KS; Jesse Means, Means Ranch, Dublin, TX; Cooper Griffith, Western State Bank, Scott City, KS; Grant Novinger, Novinger Farms, Kirksville, MO; Zack May, May Family Farms, Oberlin, KS; Anthony Schuetz, Bloom Cattle Co., Wetmore, KS; and Josh Earsom, Earsom Cattle Co., Loomis, NE.

Middle row, left to right: Alberto Morales, Irsik & Doll, Garden City, KS; Bryant Brunner, Cow Camp Ranch, Lost Springs, KS; Colton Tiffany, Tiffany Cattle Co., Allen, KS; Weston Goyen, High Plains Farm Credit, Pratt, KS; Jess Bishop, Brewer Land & Cattle Co., Crockett, TX; and TJ Flax, Irsik Farms, Ingalls, KS.

Front row, left to right: Amanda Sims, USPB, Kansas City, MO; Emma Wayne, Gardiner Angus Ranch, Ashland, KS; Leslie Smith, Ashland Feeders, Ashland, KS; and Adalaide Kline, Colby Community College, Colby, KS.

Not pictured: Lance Hanzlicek, L-4 Feeders, Hope, KS.

USPB Quarterly Newsletter | August 2025	11

From the Ranch: A Royal Success

Bordered by open farmland, row after row of pens stretch across the western plains of Kansas, making up the feedyard that is Royal Beef. Established in the 1960s by a local farmer, it is now one of seven feedyards under the Irsik & Doll umbrella. The scale is impressive: 42,000 head in a custom feedyard built for efficiency and volume. But it’s not just the size that defines Royal Beef. It’s the strategy.

Ty Rumford, general manager of Royal Beef in Scott City, Kansas, has helped shape that strategy by focusing on one clear priority: delivering value to the customer. Whether they’re seedstock producers, commercial cow-calf operators or sale barn buyers, Rumford and his team work to give every cattle owner an edge in the marketplace.

That edge comes, in large part, from data-driven marketing. Specifically, the long-standing relationship Royal Beef has with USPB.

“We grid a good percentage of our cattle, probably 90%,” Rumford explains in a recent interview. “Most of our cattle are gridded through National Beef or U.S. Premium Beef.”

This kind of grid marketing allows Royal Beef’s customers to earn premiums for cattle that perform well on the rail. More importantly, it gives them insight into how their cattle are grading, helping guide breeding and selection decisions.

“The carcass data that we get back is very easy to read,” Rumford says. “It’s very easy for the producer to see what they’re getting back, and they can take that information and use it for their next year’s breeding.”

Sharing that kind of data with customers has become a key point of differentiation.

“We sell that to our customers, that we’re able to sell cattle through that grid,” Rumford says. “And it helps our business attract customers.”

Rumford has seen firsthand how producers have evolved by putting this feedback into action — improving quality, consistency, and ultimately, profitability. Some of the cattle finished at Royal Beef today are the result of 25 to 30 years of progress, and Rumford credits USPB with helping drive those gains.

“The value that they had has greatly enhanced our customers’ bottom line,” he says.

Looking ahead, Rumford believes the opportunity is only growing. A younger, more tech-savvy generation is returning to family operations, ready to put carcass data to work. With that shift, the importance of value-based marketing and data feedback is clearer than ever.

“As these producers become aware of the value that we’re providing them and that U.S. Premium Beef is providing them,” Rumford says, “then I think it’s just a strong future.”

Fire Up the Grill!

Your affiliation with USPB qualifies you for discounts at the Kansas City Steak Company.

To receive your 15% discount, use BEEFUSPB when ordering online at kansascitysteaks.com or by calling 888-KCSTEAK.

USPB Quarterly Newsletter | August 2025	12

Sidebar: Action Items

•	Have new contact details? Let us know at uspb@uspb.com.
•	Need help leasing unused Class A delivery rights? Reach out to the USPB office.
•	Thinking about estate planning? Ask us about our Transfer on Death form by emailing uspb@uspb.com or by calling 866-877-2525.

2025 Upcoming Sales

September 29

Gardiner Angus Ranch

Ashland, KS

October 8

Pelton Simmental/Red Angus

Burdett, KS

October 18

Fink Beef Genetics

Randolph, KS

November 7

Downey Ranch, Inc.

Wamego, KS

Kniebel Farms & Cattle Co.

White City, KS

November 22

Dalebanks Angus Inc.

Eureka, KS

November 24

Gardiner Angus Ranch

Ashland, KS

Looking for the right genetics?

Scan the QR code to view USPB’s Qualified Seedstock Supplier (QSS) list, featuring breeders with proven experience in producing cattle for USPB’s quality-based system. Browse upcoming sales, including year-round private treaty listings.

USPB Quarterly Newsletter | August 2025	13